                                                                   Exhibit 4 (q)

                          FOUR M INTERNATIONAL, LTD.
                            1980 POST OAK BOULEVARD
                             HOUSTON, TEXAS 77056



                               February 21, 1996



Mr. Michael Falk
President
Commonwealth Associates
733 3rd Avenue, 11th Floor
New York, New York  10017

     Re:  Option to Acquire Class A Preferred Stock of Medcross, Inc.
          -----------------------------------------------------------
          ("Medcross")
          ------------

Dear Mr. Falk:

     Four M International, Ltd. ("Four M") is the owner of 160,000 shares of Class A Convertible Preferred Stock of Medcross (the "Preferred Stock") and desires to grant to Commonwealth Associates ("Commonwealth") an option to acquire the shares of common stock issuable upon conversion of shares of the Preferred Stock (the "Common Stock") at an exercise price equal to the lesser of: (i) 200% of the average of the closing bid and asked prices per share of the Common Stock as quoted on the Nasdaq SmallCap Market(TM) for the ten days preceding the initial exercise date set forth below, or (ii) $1.79 per share the (the "Exercise Price"). In light of the foregoing, this letter is intended to set forth the basic terms and conditions of the grant of such option. Counter-execution below by you shall constitute the agreement, acknowledgement and acceptance by Commonwealth of the terms and conditions set forth herein.

     1.   Grant of Option.  Four M hereby grants to Commonwealth, subject to the
          ---------------
terms and conditions set forth herein, an option to acquire up to 541,392 shares of Common Stock issuable upon conversion of the Preferred Stock owned by Four M at the Exercise Price as set forth above. Such option shall become exercisable on July 1, 1996, subject to Section 2 below, and shall be exercised by delivery of written notice to Four M of Commonwealth's desire to exercise all or a portion of the option granted herein (to the extent the same has become exercisable as set forth in Section 2 below). Upon execution hereof, Four M shall cause the shares of Preferred Stock to be converted into an aggregate of 541,392 shares of Common Stock. Upon exercise of the option granted herein, Four M shall transfer, deliver and surrender to Commonwealth certificates representing all of the shares of Common Stock issuable upon such exercise.
Each such certificate shall be properly endorsed in blank or accompanied by a fully executed stock power relating thereto, or new certificates representing the shares of Common Stock shall be issued in the name of Commonwealth. Concurrent with delivery of such certificates to Commonwealth, Commonwealth shall deliver via wire transfer of immediately available funds an aggregate amount equal to the exercise price attributable to the number of shares of Common Stock being acquired upon such exercise of the option.

Mr. Michael Falk
Commonwealth Associates
February 21, 1996
Page 2


     2.   Option Term; Expiration.  The option granted herein shall be
          -----------------------
exercisable through the close of business on December 31, 1997 to purchase up to 541,392 shares of Common Stock; provided, however, that Commonwealth must
                                --------  -------
exercise its right to acquire an aggregate of 270,696 shares of such Common Stock on or before the close of business on December 31, 1996. In the event that Commonwealth fails to exercise its right to acquire the foregoing shares of Common Stock on or before the close of business on December 31, 1996, Commonwealth's right to acquire such shares of Common Stock shall expire unexercised and Commonwealth shall thereafter retain only the right to acquire the remaining 270,696 shares of Common Stock subject hereto through the close of business on December 31, 1997, at which time the option granted herein shall expire altogether if not previously exercised.

     3.   Representations and Warranties of Four M.  Four M hereby represents
          ----------------------------------------
and warrants to Commonwealth as follows:

          (a)   Authorization.  Four M has taken all steps necessary and has all
                -------------
the necessary corporate power to enter into this letter agreement, to grant the option described herein and to consummate the transactions contemplated hereby. This letter agreement has been duly and validly executed and delivered by Four M and is the valid and binding obligation of Four M, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   Capitalization.  The number of shares of Preferred Stock owned
                --------------
by Four M as of the date hereof is as set forth herein. The shares of Preferred Stock owned by Four M, to the best knowledge of Four M, have been duly authorized, validly issued and are fully paid and nonassessable. Four M is the sole legal and beneficial owner of the foregoing shares of Preferred Stock. All of such shares of Preferred Stock are owned free of preemptive rights and free and clear of all claims, liens, pledges, mortgages, charges, security interests, encumbrances and other restrictions and/or limitations of any kind whatsoever. The acquisition of the Preferred Stock by Four M was for such member's own account and was not with a view toward distribution or resale thereof.

          (c)   Agreements; Actions.  Neither execution and delivery of this
                -------------------
letter agreement nor consummation of the transactions contemplated hereby will constitute or cause a violation or breach of any provision of any document, agreement, contract or understanding to which Four M is a party or by which Four M is bound. There is no action, suit, proceeding or investigation pending or threatened which could restrict the ability of Four M to perform its obligations hereunder and there are no grounds for or facts, events or circumstances which could form the basis of any such action that could cause or result in any such action, suit, proceeding or investigation or which is probable of assertion. Four M is

Mr. Michael Falk
Commonwealth Associates
February 21, 1996
Page 3


not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality, and execution and delivery of this letter agreement and consummation of the transactions contemplated hereby will not constitute or cause a violation, breach or default of or under any of the foregoing.

     4.   Representations and Warranties of Commonwealth.  Commonwealth hereby
          ----------------------------------------------
represents and warrants to Four M as follows:

          (a)   Authorization.  Commonwealth has taken all steps necessary and
                -------------
has all the necessary power to enter into this letter agreement, to receive the option granted herein and to consummate the transactions contemplated hereby. This letter agreement has been duly and validly executed and delivered by Commonwealth and is the valid and binding obligation of Commonwealth, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   General Investment Representations.  Commonwealth understands
                ----------------------------------
that: (i) the Preferred Stock (and the Common Stock issuable upon conversion thereof) has not been the subject of registration under the Securities Act of 1933 (the "1933 Act"), the federal securities laws or the laws of any state;
(ii) absent an exemption from registration under such laws, the issuance and sale of the Preferred Stock (and the shares of Common Stock issuable upon conversion thereof) would require registration; and (iii) the transactions contemplated hereby are being undertaken in reliance upon exemption from the registration requirements of the 1933 Act.

          (c)   Agreements; Actions.  Neither execution and delivery of this
                -------------------
letter agreement nor consummation of the transactions contemplated hereby will constitute or cause a violation or breach of any provision of any document, agreement, contract or understanding to which Commonwealth is a party or by which Commonwealth is bound. There is no action, suit, proceeding or investigation pending or threatened which could restrict the ability of Commonwealth to perform its obligations hereunder and there are no grounds for or facts, events or circumstances which could form the basis of any such action that could cause or result in any such action, suit, proceeding or investigation or which is probable of assertion. Commonwealth is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality, and execution and delivery of this letter agreement and consummation of the transactions contemplated hereby will not constitute or cause a violation, breach or default of or under any of the foregoing.

Mr. Michael Falk
Commonwealth Associates
February 21, 1996
Page 4


     5.   Registration.  Medcross shall prepare and file or cause to be prepared
          ------------
and filed, at its expense and as soon as practicable after execution hereof (but in no event later than 90 days thereafter), a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission (the "SEC") relating to the reoffer and resale of the shares of Common Stock subject hereto and shall use its best efforts to cause the same to be declared effective as soon as possible thereafter. Medcross shall keep any such registration statement effective for a period of 120 days after declaration of effectiveness by the SEC. In the event that Medcross shall fail to file the foregoing registration statement with the time set forth above, it shall include for registration the shares of Common Stock subject hereto in the first registration statement filed by Medcross thereafter. Notwithstanding the foregoing, in the event that Medcross determines to register the offer and sale of any of its securities pursuant to an underwritten offering and the underwriter thereof so requests, Commonwealth hereby agrees to refrain from selling the securities subject hereto for a period of up to twelve months from the date of effectiveness of any such registration statement.

     6.   Assignment.  Neither of the parties to this letter agreement shall
          ----------
have the authority to assign its respective rights or obligations hereunder without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

     7.   Termination.  This letter agreement may not be terminated by either of
          -----------
the parties hereto for any reason other than expiration hereof by its terms. This letter agreement shall have full force and effect and shall be the binding obligations of the parties hereto.

     8.   Fees and Expenses.  Except as otherwise set forth herein, each of the
          -----------------
parties hereto will be responsible for payment of its own expenses incurred in connection with the execution, delivery and performance of this letter agreement and for all matters relating to consummation of the transactions contemplated hereby.

     9.   Modification, Amendment and Waiver.  The provisions hereof may be
          ----------------------------------
amended, modified or waived by mutual consent of the parties hereto; provided
                                                                     --------
however, that any such amendment, modification or waiver must be in writing and
-------
must be signed by each of the parties hereto.

     10.  Brokers.  Each of the parties hereto hereby acknowledges that no
          -------
broker or finder has been engaged by it or on its behalf in connection with execution of this letter or consummation of the transactions contemplated hereby. The parties hereto hereby agree to indemnify one another against the claims of any broker or finder who claims through any of the parties as an indemnifying party hereunder.

     11.  Entire Agreement.  This letter agreement sets forth the entire
          ----------------
agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements and/or understandings with respect to such transactions, whether written or oral.

Mr. Michael Falk
Commonwealth Associates
February 21, 1996
Page 5


     12.  Governing Law.  This letter agreement shall be governed by and
          -------------
construed in accordance with the laws of the State of Florida without regard to such jurisdiction's principles of conflicts of laws.

     13.  Notices.  Any notice, request, instruction or other document required
          -------
to be given hereunder by any party hereto shall be in writing and shall be delivered personally, by facsimile transmission or telex, or sent by registered, certified or express mail, postage prepaid and addressed as follows:

          If to Commonwealth:      Mr. Michael Falk
                                   Commonwealth Associates
                                   733 3rd Avenue, 11th Floor
                                   New York, New York 10017
                                   Phone:       (212) 297-5844
                                   Facsimile:   (212) 297-5696

          with a copy to:          Victor J. DiGioia, Esq.
                                   Goldstein, Axelrod & DiGioia
                                   369 Lexington Avenue
                                   New York, New York 10017
                                   Phone:       (212) 599-3322
                                   Facsimile:   (212) 557-0295

          If to Four M:            Mr. Henry Y.L. Toh
                                   Four M International, Ltd.
                                   1980 Post Oak Boulevard
                                   Houston, Texas 77056
                                   Phone:       (713) 622-3866
                                   Facsimile:   (713) 942-9888

          with a copy to:          Ralph V. De Martino, Esq.
                                   De Martino Finkelstein Rosen & Virga
                                   1818 N Street, N.W., Suite 400
                                   Washington, D.C. 20036
                                   Phone:       (202) 659-0494
                                   Facsimile:   (202) 659-1290

or to such other persons or addresses as may be designated in writing by the party to whom such notice, request or instruction is to be sent. If sent as directed herein, the date of mailing or facsimile transmission shall be the date on which any such notices, request or instruction shall be deemed to have been delivered.

Mr. Michael Falk
Commonwealth Associates
February 21, 1996
Page 6


     14.  Counterparts.  This letter agreement may be executed in counterparts,
          ------------
each of which shall be an original, but all of which shall constitute one and the same letter agreement.

     15.  Severability.  The provisions of this letter agreement shall be
          ------------
considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by another provision or provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

     16.  Headings.  The headings set forth herein are inserted for convenience
          --------
of reference only. Such headings shall not be deemed to constitute a part hereof.

                                   * * * * *

Mr. Michael Falk
Commonwealth Associates
February 21, 1996
Page 7


     Execution below shall constitute agreement, acknowledgement and acceptance of the terms and conditions set forth above. Upon counter-execution hereof, this letter agreement shall be deemed to be effective and binding as of the date hereof. Please counter-execute this letter agreement in the space provided below and thereafter return the same to Four M by facsimile transmission and by overnight mail/delivery service.

                                         FOUR M INTERNATIONAL, LTD.


                                         By:  /s/ Henry Y.L. Toh
                                              ----------------------------------
                                              Henry Y.L. Toh


AGREED TO AND ACCEPTED
THIS 21ST DAY OF FEBRUARY, 1996:

COMMONWEALTH ASSOCIATES


By:  /s/ Robert R. Beuret
     ---------------------------------
     Robert R. Beuret
     Vice Chairman
     Co-Head of Investment Banking


MEDCROSS, INC.


By:  /s/ Henry Y.L. Toh
     ---------------------------------
     Henry Y.L. Toh

                          FOUR M INTERNATIONAL, LTD.
                            1980 POST OAK BOULEVARD
                             HOUSTON, TEXAS 77056




                                August __, 1996



Mr. Michael Falk
President
Commonwealth Associates
733 Third Avenue, 11th Floor
New York, N.Y. 10017


     Re:  Amendment to Option to Acquire Class A Preferred Stock of Medcross,
          -------------------------------------------------------------------
          Inc.
          ----

Dear Mr. Falk:

     On or about February 21, 1996 Four M International, Ltd. ("Four M") granted options (the "Four M Options") to purchase an aggregate of 3,915,570 shares of Common Stock of Medcross, Inc. ("Medcross") to Commonwealth Associates and certain affiliates or associates thereof, members of management of ILINK and Benchmark, including options held by you (collectively, the "Four M Optionholders"). Of such Four M Options, options to purchase an aggregate of 2,011,678 shares are exercisable from July 1, 1996 through December 31, 1996 (the "1996 Four M Options") and options to purchase an aggregate of 1,903,892 shares are exercisable from July 1, 1996 through December 31, 1997. This letter is intended to set forth our understanding of the modification of certain of the terms and conditions of such Four M Options, including the terms of the Four M Option held by you.

     In consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Four M Option heretofore granted to you is hereby amended as follows:

     In the event that $200,000 in principal amount (i.e., exercise proceeds) of the Four M Options have been exercised prior to December 31, 1996 (the "Partial Exercise"), the exercise period relating to the remaining 1996 Four M Options will be extended to a date which is twelve (12) months from the final closing of the Medcross private offering of Class C Preferred Stock. In addition, in the event of such Partial Exercise, for every thirty (30) day period or portion thereof commencing January 1, 1997 in which the remainder of the 1996 Four M Options are not exercised, the minimum exercise price of the 1996 Four M Options (presently $1.79 per share) shall be increased by four percent (4%) of the then current exercise price. In the event of such extension, it is our understanding that the 1996 Four M Options shall be exercisable at the following prices:

Mr. Michael Falk
August __, 1996
Page 2


   Period                                            Price
   ------                                            -----
   January 1, 1997 through January 31, 1997          $1.86
   February 1, 1997 through February 28, 1997         1.93
   March 1, 1997 through March 31, 1997               2.01
   April 1, 1997 through April 30, 1997               2.09
   May 1, 1997 through May 31, 1997                   2.17
   June 1, 1997 through June 30, 1997                 2.26
   July 1, 1997 through July 31, 1997                 2.35
   August 1, 1997 through August 31, 1997             2.45

          All other terms and conditions of the Four M Options shall remain unchanged.

          Execution below shall constitute agreement, acknowledgement and acceptance of the modification of the terms and conditions of the Four M Options as set forth above. Upon counter-execution hereof, this letter agreement shall be deemed to be effective and binding as of the date hereof. Please counter-execute this letter agreement in the space provided below and thereafter return the same to Four M by facsimile transmission and by overnight mail/delivery service.

                                          FOUR M INTERNATIONAL, Ltd.


                                          By:
                                             -------------------------------
                                             Henry Y.L. Toh, Director




AGREED TO AND ACCEPTED
THIS ____ DAY OF AUGUST, 1996:

Commonwealth Associates

By:
   -------------------------------
   Michael Falk, President